Exhibit 99.3

U.S. PHYSICAL THERAPY, INC.
2025 OBJECTIVE CASH/RSA BONUS PLAN
FOR SENIOR MANAGEMENT
(“OBJECTIVE BONUS PLAN”)

Purpose: To incentivize and retain Executives eligible for this Objective Bonus Plan to achieve certain corporate earnings criteria and reward Executive Officers of USPH when such criteria are achieved, and to align the long-term interests of Executives and shareholders of USPH.

Effective Date: The effective date of this Objective Bonus Plan and the establishment of performance goals and formula for the amount payable hereunder is March 26. 2025.

Eligibility: The Executives of USPH eligible for this Objective Bonus Plan are the Chief Executive Officer ("CEO"), the President and COO - East (“President”), the Chief Financial Officer ("CFO"), the Chief Operating Officer - West ("COO West"), and the Executive Vice President, General Counsel ("EVP")

Description. Conditions and Payment Date: Under this Objective Bonus Plan, Executives have an opportunity to receive either a “Cash Bonus” Award or to be granted a Restricted Stock Award (“RSA”) having a value at the time of the Award of up to 100% of the annual base salary for 2025 (“Base”) for the CEO, and up to 75% of Base for the President, COO West, CFO and EVP, as Performance Awards under the 2003 Plan. The percentage of the maximum amount of cash awarded under this Objective Bonus Plan shall be based on the Company’s Adjusted EBITDA (as defined herein) for 2025 at or above one of the three specified levels: Threshold, Target and Maximum percentage levels corresponding with varying Adjusted EBITDA performance.  The percentage of payout applicable for performance in between two levels shall be proportionately adjusted to correspond with such level of performance.

The Compensation Committee of the Board of Directors of USPH (the "Compensation Committee") will, in its sole discretion, determine the amount and type of award to be made in the first quarter of 2026. No Executive will be entitled to any type of award or have a legally binding right to an award until the Compensation Committee, in its sole discretion, determines an award will be made, the amount and the type of award to be made. No Executive will be entitled to elect between the Cash Bonus and RSA. Before any Cash Bonus is made or an RSA is awarded under this Objective Bonus Plan, the Compensation Committee shall certify in writing that the performance goals have been obtained. Any Cash Bonus award made hereunder shall be paid in a lump-sum amount, and any RSA granted, in each case no later than March 15, 2026. The Executive must be continuously employed by USPH or its affiliates from the Effective Date through December 31, 2025, to receive the Cash Bonus or an RSA.

Administration:  The Compensation Committee has authority to administer this Objective Bonus Plan, grant awards, determine whether any such awards shall be made as a Cash Bonus Award or as an RSA, and decide all questions of interpretation. The Compensation Committee shall set out the vesting and other terms of an RSA in writing. The Compensation Committee’s determinations and interpretations under this Objective Bonus Plan shall be final and binding on all persons.

Objective Bonus Calculation:

		Potential Bonus Value (percentage of base salary)	Potential Bonus Value (percentage of base salary)
2025 Adjusted EBITDA		CEO	Pres., CFO, COO-West, EVP
Threshold	$88,000,0000	30%	15%
Target	$91,453,325	50%	31%
Maximum	$95,000,000	100%	75%

Adjusted EBITDA is defined as net income attributable to USPH shareholders before interest income, interest expense, taxes, depreciation, and amortization, changes in revaluation of put-right liability, equity-based awards compensation expense, any impairment charges and other extraordinary or unusual items, and related portion for non-controlling interests.

No Trust or Fund: There shall be no separate trust or fund for this Objective Bonus Plan. Any amount payable hereunder shall be an unfunded obligation of USPH and shall be payable out of the general assets of USPH and no amount payable shall be assignable by the participant.

All RSAs shall be granted subject to the terms of the 2003 Plan and the specific terms and conditions (including without limitation, restrictions in transfer and substantial risk of forfeiture) as determined by the Compensation Committee in its sole discretion.